Exhibit 21.1

List of Subsidiaries

Name		Jurisdiction and Principal Activities	Ownership
TAG Asia Capital Holdings Limited	●	British Virgin Islands company	100%
	●	Investment holding

OnePlatform Wealth Management Limited	●	Hong Kong company	99.89%
	●	Provision of insurance and mandatory provident fund schemes brokerage services

OnePlatform Asset Management Limited	●	Hong Kong company	100%
	●	Licensed by the Securities and Futures Commission of Hong Kong

	●	Provision of investment advisory, funds dealing, introducing broker, and asset management services

Kerberos (Nominee) Limited	●	Hong Kong company	100%

	●	Provision of escrow services

OnePlatform Credit Limited	●	Hong Kong company	100%

	●	Registered under the Hong Kong Money Lenders Ordinance

	●	Provision of money lending services

Hong Kong Credit Corporation Limited	●	Hong Kong company	100%

	●	Registered under the Hong Kong Money Lenders Ordinance

	●	Provision of money lending services

TAG Technologies Limited	●	British Virgin Islands company	100%

	●	Investment in financial technology business

AGBA Group Limited	●	Hong Kong company	100%

	●	Operating as cost center for the Company

Triller Hold Co LLC	●	Delaware limited liability company	100%

	●	Provision of advertising subscription and paid-per-view services

Truverse, Inc.	●	Delaware corporation	100%

	●	Provision of advertising and SaaS services

Juliusworks LLC	●	Delaware limited liability company	100%

	●	Provision of SaaS services

Flipps Media Inc.	●	Delaware corporation	100%

	●	Provision of advertising subscription and paid-per-view services